                                                                    EXHIBIT 99.1


Investor Contact:                      Media Contact:
- -----------------                      --------------
Kathy B. Makrakis                      Bruce P. Garren
(914) 696-6509                         (914) 696-6540

FOR IMMEDIATE RELEASE (Tuesday, April 25, 1995)
- -----------------------------------------------

            TAMBRANDS REPORTS FIRST-QUARTER GROWTH ON RECORD VOLUME
            -------------------------------------------------------

White Plains, New York--April 25, 1995--Tambrands Inc. (NYSE:TMB) today reported growth in sales and earnings for the first quarter of 1995 on unit sales volume that set a new first-quarter record.

Edward T. Fogarty, President and Chief Executive Officer, announced that net sales for the quarter ended March 31, 1995 were $166,947,000, a 20% increase over sales of $139,173,000 in the first quarter of 1994. The increase reflected strong worldwide volume, with particular vitality in the United States, and a relatively weak 1994 first-quarter comparison. The major contributors to the U.S. growth were the positive consumer acceptance of the new Tampax Satin Touch product, a major consumer promotion, and significantly increased marketing support levels. In addition, both the tampon category and Tampax market shares were up solidly versus 1994.

Net earnings were $22,822,000, 4% higher than earnings of $22,044,000 in first-quarter 1994, and earnings per share increased to $0.62, up 7% from earnings per share of $0.58 in the same period of 1994. Earnings per share increased at a higher rate than net earnings because Tambrands' stock buybacks reduced the number of shares outstanding. Marketing, selling and distribution expenses in the quarter were substantially above last year's levels, as the Company continued its increased marketing spending.

Mr. Fogarty commented, "The first quarter represents a great start to the year. We have now had four quarters of solid volume and earnings growth and our goal is to continue to build on this momentum." However, the Company noted that it faces increasing marketplace pressures and tougher quarterly comparisons in the periods ahead.

                                    --more--

                                     --2--


The Company also announced that the Board of Directors today declared a regular quarterly dividend of $.44 per share, payable on June 15, 1995 to shareholders of record on June 2, 1995.

Tambrands has manufactured Tampax(R) tampons for almost 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries; major markets include the United States, the United Kingdom, France, Canada, Spain and Russia.


                                     # # #

                         TAMBRANDS INC.
                  CONSOLIDATED INCOME STATEMENT
                     3 Months Ended March 31

                                Three Months Ended
                                     March 31
(In thousands, except           ------------------   Percent
  per share figures)              1995       1994    Change
                                --------   --------  -------
NET SALES                       $166,947   $139,173    20

COST OF PRODUCTS SOLD             55,304     43,921    26
                                --------   --------

GROSS PROFIT                     111,643     95,252    17

SELLING, ADMINISTRATIVE
AND GENERAL:

  MARKETING, SELLING
  AND DISTRIBUTION                58,684     44,322    32

  ADMINISTRATIVE AND GENERAL      13,715     14,015    (2)
                                --------   --------
                                  72,399     58,337    24
                                --------   --------

OPERATING INCOME                  39,244     36,915     6

INTEREST, NET AND OTHER           (2,434)    (1,924)  (27)
                                --------   --------

EARNINGS BEFORE PROVISION
FOR INCOME TAXES                  36,810     34,991     5

PROVISION FOR INCOME TAXES        13,988     12,947     8
                                --------   --------

NET EARNINGS                    $ 22,822   $ 22,044     4
                                ========   ========


NET EARNINGS PER COMMON SHARE   $   0.62   $   0.58     7
                                ========   ========


AVERAGE SHARES OUTSTANDING        36,685     37,715